UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ACORN ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORN ENERGY, INC.

1000 N West Street, Suite 1200

Wilmington, Delaware 19801

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at [____], on September 25, 2019 at [____________], for the following purposes, all as more fully described in the attached Proxy Statement:

(1)	election of four directors to hold office until the 2020 Annual Meeting and until their respective successors are elected and qualified;

(2)	approval of an amendment to the Company’s restated certificate of incorporation to authorize a reverse split of the Company’s common stock at any time prior to September 25, 2020, at a ratio between one-for-ten and one-for-twenty, if and as determined by the Company’s Board of Directors, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex A to the proxy statement accompanying this notice);

(3)	approval of any motion to adjourn the Annual Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Reverse Split proposal;

(4)	ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019;

(5)	consideration of an advisory vote on the compensation of the Company’s named executive officers; and

(6)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person.

You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person. This year we are furnishing our proxy materials to our stockholders who hold their shares through brokers over the Internet, as permitted by rules adopted by the Securities and Exchange Commission. These stockholders should have received a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail. If you previously requested that you receive annual meeting materials via e-mail, the e-mail contains voting instructions and links to the materials on the Internet. All stockholders may read, print and download our 2018 Annual Report and our Proxy Statement at [_________________].

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2018 is enclosed.

By Order of the Board of Directors,

Wilmington, Delaware	SHELDON KRAUSE
August [__], 2019	Assistant Secretary

ACORN ENERGY, INC.

1000 N West Street, Suite 1200

Wilmington, Delaware 19801

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 25, 2019

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at [_______] on September 25, 2019, at [__________], and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about August [__], 2019 to each stockholder of record at the close of business on August 8, 2019 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided if you are a stockholder of record or, if you hold your shares through a broker, bank or other nominee, by submitting your voting instructions by mail, phone or Internet as provided in the instruction in the Notice of Internet Availability of Proxy Materials. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2019 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	election of four directors to hold office until the 2020 Annual Meeting and until their respective successors are elected and qualified;

(2)	approval of an amendment to the Company’s restated certificate of incorporation to authorize a reverse split of the Company’s common stock at any time prior to September 25, 2020, at a ratio between one-for-ten and one-for-twenty, if and as determined by the Company’s Board of Directors, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex A to the proxy statement accompanying this notice);

(3)	approval of any motion to adjourn the Annual Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Reverse Split proposal;

(4)	ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019;

(5)	consideration of an advisory vote on the compensation of the Company’s named executive officers; and

(6)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares FOR each of the director nominees in Proposal 1, and FOR each of Proposals 2, 3, 4 and 5.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote. There were 39,591,339 shares outstanding on the Record Date.

How do I vote my shares?

●	If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy card included with the proxy materials. Stockholders who own their shares through brokers, banks or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instruction in the Notice of Internet Availability of Proxy Materials. Internet and telephone voting by beneficial owners will generally be available through 11:59 p.m. Eastern Daylight Time on September 24, 2019.

●	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a broker, bank or other nominee, and you wish to attend the Annual Meeting to vote in person or to designate a proxy to vote on your behalf, you will have to contact your broker, bank or other nominee to obtain its proxy to vote the shares that you beneficially own. Bring that document with you to the meeting.

●	All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR all director nominees in Proposal 1, and FOR Proposals 2, 3, 4 and 5.

As permitted by the Securities and Exchange Commission, or SEC, Acorn Energy is sending a Notice of Internet Availability of Proxy Materials to stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such stockholders will have the ability to access this Proxy Statement and the Company’s Annual Report at [____________________]. The notice also includes information as to how these stockholders may vote their shares.

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May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

●	returning a later-dated proxy card;

●	attending the Annual Meeting and voting in person or by proxy designated by you; or

●	sending your written notice of revocation to Sheldon Krause, our Assistant Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. With respect to Proposal 1, the four nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, will be elected to our Board. Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting in person or by proxy. Because approval is based on the affirmative vote of a majority of the outstanding shares, abstentions from voting, as well as broker non-votes, if any, will have the effect of votes being cast against Proposal 2. Approval of Proposals 3, 4 and 5 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on Proposals 3, 4, and 5.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2020 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2020 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc., 1000 N West Street, Suite 1200, Wilmington, Delaware 19801, Attention: Secretary, no later than the close of business on April 14, 2020.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2020 proxy statement, our By-Laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2020 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-Laws, will be excluded from the Annual Meeting, as provided in the By-Laws. A copy of the By-Laws of the Company is available upon request from the Assistant Secretary of the Company, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801.

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Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Assistant Secretary of the Company, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801.

INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1708
Acorn Energy, Inc.
Attn: Assistant Secretary	BY EMAIL
1000 N West Street, Suite 1200	c/o Samuel M. Zentman
Wilmington, Delaware 19801	samzentman@yahoo.com

You should identify your communication as being from an Acorn Energy stockholder. The Assistant Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

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OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of the Record Date, August 8, 2019 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Outstanding (2)
Jan H. Loeb	7,445,521	(3)	18.76%
Gary Mohr	1,096,813	(4)	2.8%
Michael F. Osterer	3,189,607	(5)	8.1%
Samuel M. Zentman	226,039	(6)	*
Tracy S. Clifford	30,000	(7)	*
Walter Czarnecki	10,000	(8)	*
All executive officers and directors of the Company as a group (6 people)	11,164,648	(9)	28.0%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 39,591,339 shares outstanding as of August 8, 2019.

(3)	Consists of 1,611,422 shares held by Mr. Loeb directly, 1,366,666 shares held by PENSCO Trust Company Custodian FBO JAN LOEB IRA, 4,372,017 shares held by Leap Tide Capital Acorn LLC, 60,416 shares underlying currently exercisable options held by Mr. Loeb, and 35,000 currently exercisable warrants held by Leap Tide Capital Management LLC. Mr. Loeb is the sole manager of each of Leap Tide Capital Acorn LLC and Leap Tide Capital Management LLC, with sole voting and dispositive power over the securities held by such entities. Mr. Loeb disclaims beneficial ownership of the securities held by Leap Tide Capital Acorn LLC and Leap Tide Capital Management LLC except to the extent of his pecuniary interest therein.

(4)	Consists of 258,481 shares held by Mr. Mohr, 833,332 shares held by UE Systems Inc., and 5,000 shares underlying currently exercisable options.

(5)	Consists of 2,346,025 shares held by Mr. Osterer, 833,332 shares held by UE Systems Inc., and 10,250 shares underlying currently exercisable options.

(6)	Consists of 80,615 shares and 145,424 shares underlying currently exercisable options.

(7)	Consists solely of currently exercisable options.

(8)	Consists solely of currently exercisable options. Mr. Czarnecki also owns 1% of the outstanding equity of the Company’s OmniMetrix subsidiary.

(9)	Consists of 10,868,558 shares, 261,090 shares underlying currently exercisable options and 35,000 shares underlying currently exercisable warrants.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four seats. The Board of Directors has nominated Jan H. Loeb, Gary Mohr, Michael F. Osterer and Samuel M. Zentman, all current directors, for election as directors at the 2019 Annual Meeting to serve until the 2020 Annual Meeting and until their successors have been duly elected and qualified. The nominees were recommended by our Nominating Committee and approved by our Board of Directors. All nominees have consented to be named as such and to serve if elected.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the four nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all four of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of our By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to us or that fail to comply with the requirements set forth in our By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of our By-laws can be obtained from our Secretary, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the four nominees receiving the greatest number of votes will be elected as directors).

Nominees for Election

Jan H. Loeb has served as our President and CEO since January 28, 2016. He was appointed to our Board in August 2015 pursuant to the terms of our Loan and Security Agreement with Leap Tide Capital Partners III, LLC (the “Leap Tide Loan Agreement”). He was also appointed to the Board of our then subsidiary DSIT in August 2015 pursuant to the terms of the Leap Tide Loan Agreement and held that position until the sale of our remaining interest in DSIT in February 2018. Mr. Loeb has more than 35 years of money management and investment banking experience. He has been the Managing Member of Leap Tide Capital Management LLC since 2007. From 2005 to 2007, he served as the President of Leap Tide’s predecessor, Leap Tide Capital Management Inc., which was formerly known as AmTrust Capital Management Inc. He served as a Portfolio Manager of Chesapeake Partners from February 2004 to January 2005. From January 2002 to December 2004, he served as Managing Director at Jefferies & Company, Inc. From 1994 to 2001, he served as Managing Director at Dresdner Kleinwort Wasserstein, Inc. (formerly Wasserstein Perella & Co., Inc.). He served as a Lead Director of American Pacific Corporation from July 8, 2013 to February 27, 2014, and also served as its Director from January 1997 to February 27, 2014. He served as an Independent Director of Pernix Therapeutics Holdings Inc. (formerly, Golf Trust of America, Inc.) from 2006 to August 31, 2011. He served as a Director of TAT Technologies, Ltd. from August 2009 to December 21, 2016, and a Director of Keweenaw Land Association, Ltd., from December 2016 to May 2019.

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Key Attributes, Experience and Skills. Mr. Loeb brings to the Acorn Board significant financial expertise, cultivated over more than 35 years of money management and investment banking experience, together with a background in public company management and audit committee experience.

Gary Mohr was elected to the Board in August 2018 and is a member of our Audit, Compensation and Nominating Committees. Mr. Mohr is President of UE Systems, Incorporated, an international technology company specializing in the field of plant asset reliability through ultrasound. Mr. Mohr started with UE Systems in 1988 as a salesman and rapidly progressed through the ranks as regional sales manager, National Sales Manager, Vice President and eventually President of the company. It is through Mr. Mohr’s stewardship that UE Systems has grown from a national brand to an international company with offices in Toronto, Mexico City, Hong Kong, India and the Netherlands, and developed a list of loyal customers, including those in the Fortune 500.

Key Attributes, Experience and Skills. Mr. Mohr brings to the Board a broad range of operational and managerial experience, including a successful track record in product development and marketing leadership.

Michael F. Osterer was elected to the Board in August 2018 and is a member of our Audit, Compensation and Nominating Committees. He served as an advisor to our Board from October 2017 until his election as director. Since 1973, Mr. Osterer has served as Chairman of the Board of UE Systems, Incorporated, a leader in the field of plant asset reliability through ultrasound, which he founded in 1973. He also served as President of UE Systems from 1973 to 1985. Since 1987, Mr. Osterer has served as President of Libom Oil, an oil exploration, drilling and purchasing company, which he founded in 1987. He is the Acting Chairman of the Board of Radon Testing Corporation of America, Inc., which he founded in 1985 and where he served as President from 1985 through 1989. Mr. Osterer also founded Westchester Consultants, a general business consultancy nationally recognized for branding expertise of food products. He served in the United States Air Force/Air National Guard, 105th Airborne Division, from 1964 through 1970. Mr. Osterer graduated from Fordham University with a BA in Social Sciences, Magna Cum Laude.

Key Attributes, Experience and Skills. Mr. Osterer brings to Acorn a wealth of operational and managerial experience gained over his long history of successful entrepreneurial pursuits, corporate leadership and oversight.

Samuel M. Zentman has been one of our directors since November 2004 and currently serves as Chairman of our Audit Committee and as a member of our Compensation and Nominating Committees. From 1980 until 2006, Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980. From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis. Dr. Zentman serves on the board of Hinson & Hale Medical Technologies, Inc., as well as several national charitable organizations devoted to advancing the quality of education.

Key Attributes, Experience and Skills. Dr. Zentman’s long-time experience as a businessman together with his experience with computer systems and software enables him to bring valuable insights to the Board. Dr. Zentman has a broad, fundamental understanding of the business drivers affecting our Company and also brings leadership and oversight experience to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

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Certain Information Regarding Directors and Officers

In addition to the information set forth above about the Company’s directors who have been nominated for election at the Annual Meeting, set forth below is additional information concerning such directors and certain officers of the Company:

Name	Age	Position
Jan H. Loeb	60	Director, President and Chief Executive Officer
Gary Mohr	60	Director and member of our Audit, Nominating and Compensation Committees
Michael F. Osterer	73	Director and member of our Audit, Nominating and Compensation Committees
Samuel M. Zentman	73	Director, Chairman of our Audit Committee and member of our Nominating and Compensation Committees
Tracy S. Clifford	50	Chief Financial Officer
Walter Czarnecki	40	President and CEO of OmniMetrix

Tracy S. Clifford was appointed as the Company’s Chief Financial Officer on June 1, 2018 and serves as such pursuant to a Consulting Agreement between the Company and Tracy Clifford Consulting, LLC. Ms. Clifford is President and Owner of Tracy Clifford Consulting, LLC, through which she has been providing contract CFO/COO services and other advisory services and project engagements since June 2015. Between October 1999 and May 2015, she served as CFO, Principal Accounting Officer, Corporate Controller and Secretary for a publicly-traded pharmaceutical company and a publicly-traded REIT. Her prior experience includes accounting leadership positions at United Healthcare (Atlanta) and the North Broward Hospital District (Fort Lauderdale) and work on the audit team of Deloitte & Touche (Miami). Ms. Clifford serves on the boards of NovelStem International Corp. and the non-profit Turning Leaf Project. She obtained a Bachelor of Science Degree in Accounting from the College of Charleston and a Master’s Degree in Business Administration with a concentration in Finance from Georgia State University. Ms. Clifford is a licensed CPA in the state of South Carolina and holds a Certification in the Fundamentals of Forensic Accounting from the AICPA.

Walter Czarnecki serves as President and CEO of OmniMetrix. Mr. Czarnecki has over 15 years of management, strategy and P&L leadership experience building high-growth companies in technology and energy across global markets. Prior to his appointment at OmniMetrix, Walter served as Vice President of Business Development at Acorn, and previously as Director of Corporate Strategy at Ener1, Inc., a maker of lithium-ion energy storage solutions for electric vehicles, grid storage and military applications. There he negotiated and managed Ener1’s joint venture with China’s largest Tier I auto parts supplier, Wanxiang, a $26 billion global conglomerate. Prior to Ener1, Walter spent four years in Beijing, where he led the Energy Technology team for China Renaissance Group, a Chinese investment bank with over $80 billion in transactions. Prior to China Renaissance, Walter established the University of Maryland’s China strategy and increased revenue by $3.6 million. He began his career at Lehman Brothers Investment Banking in New York. Walter holds an MBA in Finance from the Wharton School and an MA in International Studies with a focus on Mandarin and East Asian Studies from the Lauder Institute at the University of Pennsylvania. He is professionally proficient in Mandarin Chinese and graduated Phi Beta Kappa from Bucknell University. In 2015, Walter was named in Wharton’s 40 Under 40 list. Walter serves as President of Technology Executives Roundtable, a leadership forum for Atlanta technology CEOs and CFOs.

Biographical information about the Company’s directors who have been nominated for election at the Annual Meeting is set forth above under “Nominees for Election.”

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CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Further, we have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors. Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2018 our executive officers and directors complied with the filing requirements of Section 16(a).

Board Composition and Director Independence

Our Board of Directors is composed of one class, with four Board seats. Four directors are currently serving until their reelection or replacement at the 2019 Annual Meeting of Stockholders. Jan H. Loeb serves as both President and Chief Executive Officer as well as serving as a Member of our Board of Directors. Applying the definition of independence provided under the NASDAQ rules, the Board has determined that, with the exception of Mr. Loeb, all of the members of the Board of Directors are independent.

Board Structure and Role in Risk Oversight

The Board believes Mr. Loeb’s service as President and Chief Executive Officer and as a member of our Board is appropriate because it bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function. Further, the Board believes Mr. Loeb’s significant ownership of Acorn Energy stock aligns his interests with those of Acorn Energy’s stockholders.

Management is responsible for Acorn Energy’s day-to-day risk management, and the Board’s role is to engage in informed oversight. The entire Board performs the risk oversight role. Mr. Loeb, Acorn Energy’s Chief Executive Officer is a member of the Board of Directors, which helps facilitate discussions regarding risk between the Board and Acorn Energy’s senior management, as well as the exchange of risk-related information or concerns between the Board and the senior management. Further, the independent directors periodically meet in executive session following regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings.

The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Acorn Energy and its stockholders.

Meetings and Meeting Attendance

During 2018, there were six meetings of the Board of Directors and the Board acted by unanimous written consent two times. Our independent directors periodically meet in executive session as part of each regularly scheduled Board meeting. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders. Four of the five directors then serving attended our most recent annual meeting in 2018.

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Audit Committee; Audit Committee Financial Expert

The Company has a separate designated standing Audit Committee established and administered in accordance with SEC rules. The three members of the Audit Committee are Samuel M. Zentman (who serves as Chairman of the Audit Committee), Gary Mohr and Michael F. Osterer. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by NASDAQ governing the qualifications for audit committee members and each Audit Committee member meets NASDAQ’s financial knowledge requirements. Our Board has determined that Dr. Zentman qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. During 2018, the Audit Committee met five times. The charter of the Audit Committee is available on our website www.acornenergy.com under the “Investor Relations” tab.

Audit Committee Report. The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standard No. 16 as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the Securities and Exchange Commission on March 27, 2019.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ACORN ENERGY, INC.

Samuel M. Zentman
Gary Mohr
Michael F. Osterer

Compensation Committee

Our executive compensation is administered by the Compensation Committee of the Board of Directors, which was reconstituted in 2017. The members of the Compensation Committee are Gary Mohr, Michael F. Osterer and Samuel M. Zentman, all of whom have been determined by the Board to be independent in accordance with NASDAQ’s requirement for independent director oversight of executive officer compensation.

Nominating Committee

The Nominating Committee of our Board of Directors, which was reconstituted in 2017, has overall responsibility for identifying, evaluating, recruiting and selecting qualified candidates for election, re-election or appointment to the Board. The Members of the Nominating Committee are Gary Mohr, Samuel M. Zentman and Michael Osterer all of whom have been determined by the Board to meet the independence criteria prescribed by NASDAQ governing the qualifications of nominating committee members.

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the Nominating Committee, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. This code of ethics is designed to comply with the NASDAQ marketplace rules related to codes of conduct. Our code of ethics may be accessed on the Internet under “Investor Relations” on our website at www.acornenergy.com. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, www.acornenergy.com.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Jan H. Loeb	2018	159,000	(4)	100,000	(5)	9,800	(6)	—		268,800
President and CEO (1)	2017	204,000	(4)	—		9,282	(7)	—		213,282

Tracy S. Clifford	2018	61,875	(4)	—		8,100	(8)	—		69,975
CFO (2)

Michael Barth	2018	83,871		—		—		32,192	(9)	103,871
CFO and CFO of DSIT(3)	2017	197,726		21,165	(10)	—		30,896	(11)	249,787

Walter Czarnecki	2018	222,696		—		—		—		222,696
CEO and President of OmniMetrix	2017	211,667		—		—		—		211,667

(1)	Mr. Loeb was appointed as President and CEO on January 28, 2016.
(2)	Ms. Clifford was appointed CFO on June 1, 2018.
(3)	Mr. Barth resigned as CFO on June 1, 2018.
(4)	Represents the consulting fee paid for the provision of Mr. Loeb’s services to the Company as President and CEO and of Ms. Clifford’s services to the Company as CFO, respectively.
(5)	Consists of a bonus paid in connection with the closing of the sale of the remaining interest in DSIT.
(6)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 35,000 options granted on May 1, 2018 with an exercise price of $0.35. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.69% (ii) an expected term of 3.4 years (iii) an assumed volatility of 129% and (iv) no dividends.
(7)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 35,000 options granted on February 21, 2017 with an exercise price of $0.36. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.24% (ii) an expected term of 7.0 years (iii) an assumed volatility of 84% and (iv) no dividends.
(8)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 30,000 options granted on June 1, 2018 with an exercise price of $0.41. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.67% (ii) an expected term of 4.0 years (iii) an assumed volatility of 124% and (iv) no dividends.
(9)	Consists of $12,192 of automobile fringe benefits and the gross-up value of income taxes on such benefits and $20,000 of post-employment transition consulting fees.
(10)	Consists of a bonus from DSIT.
(11)	Consists of automobile fringe benefits and the gross-up value of income taxes on such benefits.

Executive compensation for 2018. Changes in each named executive officer’s base compensation for 2018, together with the methodology for determining their respective bonuses, if any, are described below. The Boards of Directors of our companies (DSIT and OmniMetrix) determined the compensation of their own executive officers and other employees.

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Jan H. Loeb. On April 9, 2018, the Company entered into a new consulting agreement (the “2018 Consulting Agreement”) with Mr. Loeb extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. Following the expiration of the 2017 Consulting Agreement (as defined below) on January 7, 2018, and through April 30, 2018, Mr. Loeb continued to provide the consulting and other services to the Company called for in the agreement, and was compensated at the same rate of monthly cash compensation provided for in, the 2017 Consulting Agreement.

Pursuant to the 2018 Consulting Agreement, Mr. Loeb receives cash compensation of $12,000 per month commencing May 1, 2018. Mr. Loeb also received a bonus of $100,000 in recognition of his performance in the sale of the Company’s shares of DSIT Solutions Ltd. He is eligible for two additional bonuses during the term of the 2018 Consulting Agreement: $150,000 upon consummation of a corporate acquisition transaction approved by the Company’s Board, and $150,000 upon consummation of a corporate financing/funding transaction approved by the Company’s Board. Mr. Loeb also received a grant on May 1, 2018, of options to purchase 35,000 shares of the Company’s common stock, which shall be exercisable at a price of $0.35 per share (the closing price for the common stock on the last trading day preceding the date of the grant). Fifty percent (50%) of the options vested immediately; the remaining options vested in two equal increments on July 1, 2018 and October 1, 2018. The options will expire on the earlier of January 1, 2025 or 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of the Company.

The 2018 Consulting Agreement expires on December 31, 2019, unless terminated early as provided therein.

Tracy S. Clifford. On June 1, 2018, Tracy S. Clifford was appointed CFO of the Company, replacing outgoing CFO, Michael Barth, who resigned from this position as of that date. Concurrent with the appointment of Ms. Clifford as CFO, the Company entered into a consulting arrangement with Ms. Clifford pursuant to which she receives a monthly fee of $8,500, increased to $9,500 effective November 1, 2018 as allowed by the agreement for the additional hours worked in excess of the average monthly hours covered by the original retainer, in exchange for her services as CFO. Mr. Clifford is not an employee of the Company. Ms. Clifford also received a grant on June 1, 2018 of options to purchase 30,000 shares of our common stock, with an exercise price of $0.41 per share, which was the closing price of the common stock on May 31, 2018. The options will vest and become exercisable on the first anniversary of the date of grant and shall expire upon the earlier of (a) seven years from grant or (b) 18 months from the date Ms. Clifford ceases to be a consultant to the Company. At the beginning of each additional one-year term, the Company shall grant Ms. Clifford an additional 30,000 stock options, which shall have an exercise price equal to the most recent closing price immediately preceding the grant date and otherwise have the same terms as the options described above.

Michael Barth. Mr. Barth resigned as CFO of the Company effective June 1, 2018. During 2018, Mr. Barth received base compensation of $83,871 for the period through May 31, 2018. Mr. Barth’s compensation is denominated in New Israel Shekel (NIS) and was unchanged in NIS as compared to 2017. In US dollars, Mr. Barth’s base compensation increased approximately $3,000 over the comparable 2017 period due to the weakening of the US dollar during the period. He received a cash bonus of $21,165 for 2017 in accordance with the terms of his contract whereby he is entitled to a bonus payment equal to 1.50% of DSIT’s net income before income taxes. Mr. Barth received no bonus from DSIT in 2018 and no bonus from Acorn in 2017 or 2018. Following his resignation as CFO, Mr. Barth also received $20,000 of compensation of transition consulting fees.

Walter Czarnecki. Mr. Czarnecki’s base compensation was increased to $242,000 from $220,000 effective June 1, 2018 pursuant to the terms of his employment agreement.

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Stockholder input on executive compensation. Stockholders can provide the Company with their views on executive compensation matters at each year’s annual meeting through the stockholder advisory vote on executive compensation and during the interval between stockholder advisory votes. The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our independent directors by emailing to samzentman@yahoo.com to express their views on executive compensation matters.

Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below. From time to time, the Company has made discretionary awards of management options as reflected in the table above.

Jan H. Loeb. Concurrent with the appointment of Mr. Loeb as President and CEO of the Company on January 28, 2016, the Company entered into a consulting arrangement (the “2016 Consulting Arrangement”) with Leap Tide Capital Management LLC pursuant to which Leap Tide Capital Management LLC received 35,000 warrants with an exercise price of $0.13 and a monthly fee of $17,000 and provided the services of Mr. Loeb to the Company as President and CEO and such other services mutually agreed upon with the Company. Mr. Loeb is not an employee of the Company and did not receive any cash compensation from the Company in connection with his service as President and CEO in 2016. The 2016 Consulting Arrangement expired on January 7, 2017.

On February 21, 2017, the Company entered into a new consulting arrangement effective January 8, 2017 (the “2017 Consulting Arrangement”) between the Company and Mr. Loeb extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. Pursuant to the 2017 Consulting Arrangement, Mr. Loeb received cash compensation of $17,000 per month and a grant on February 21, 2017, of options to purchase 35,000 shares of Company common stock exercisable at a price of $0.36 per share (the closing price for the common stock on the last trading day preceding the date of the grant). These options vested and became exercisable on the same terms as the stock options granted to directors of the Company, with one-fourth immediately exercisable and the remainder becoming exercisable in equal increments on each of April 1, 2017, July 1, 2017 and October 1, 2017. The options will expire on the earlier of January 8, 2024 or 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of the Company.

The 2017 Consulting Agreement expired on January 7, 2018. On April 9th, 2018, the Company entered into a new consulting agreement (the “2018 Consulting Agreement”) with Mr. Loeb extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. Following the expiration of the 2017 Consulting Agreement and through April 30, 2018, Mr. Loeb continued to provide the consulting and other services to the Company called for and was compensated at the same rate of monthly cash compensation provided for in, the 2017 Consulting Agreement.

Pursuant to the 2018 Consulting Agreement, Mr. Loeb receives cash compensation of $12,000 per month commencing May 1, 2018. Mr. Loeb also received a bonus of $100,000 in recognition of his performance in the sale of the Company’s shares of DSIT Solutions Ltd. He is eligible for two additional bonuses during the term of the 2018 Consulting Agreement: $150,000 upon consummation of a corporate acquisition transaction approved by the Company’s Board, and $150,000 upon consummation of a corporate financing/funding transaction approved by the Company’s Board. Mr. Loeb also received a grant on May 1, 2018, of options to purchase 35,000 shares of the Company’s common stock, which shall be exercisable at a price of $0.35 per share (the closing price for the common stock on the last trading day preceding the date of the grant). Fifty percent (50%) of the options vested immediately; the remaining options vested in two equal increments on July 1, 2018 and October 1, 2018. The options will expire on the earlier of January 1, 2025 or 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of the Company.

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The 2018 Consulting Agreement expires on December 31, 2019, unless terminated early as provided therein.

Tracy S. Clifford became our CFO on June 1, 2018. Concurrent with the appointment of Ms. Clifford, Acorn entered into a Consulting Agreement with Tracy Clifford Consulting, LLC, for the provision of the services of Tracy Clifford as Acorn’s Chief Financial Officer. In such capacity, Ms. Clifford will be acting as a consultant to, and not an employee of, Acorn. The initial term of the Consulting Agreement began on June 1, 2018, and expires on June 1, 2019, and will automatically renew unless terminated as provided therein. Pursuant to the Consulting Agreement, Ms. Clifford began receiving cash compensation of $8,500 per month commencing June 1, 2018. Ms. Clifford will also receive additional cash compensation at the rate of $200 per hour for each hour worked in excess of an aggregate of five hundred twenty (520) hours during any one-year term. Ms. Clifford also received a grant on June 1, 2018 of options to purchase 30,000 shares of the Company’s common stock, with an exercise price of $0.41 per share, which was the closing price of the common stock on May 31, 2018. The options will vest and become exercisable on the first anniversary of the date of grant and shall expire upon the earlier of (a) seven years from grant or (b) 18 months from the date Ms. Clifford ceases to be a consultant to the Registrant. At the beginning of each additional one-year term, the Company shall grant Ms. Clifford an additional 30,000 stock options, which shall have an exercise price equal to the most recent closing price immediately preceding the grant date and otherwise have the same terms as the options described above. Ms. Clifford’s monthly consulting fee was increased to $9,500 effective November 1, 2018 to cover the additional hours worked in excess of the hours provided by the original retainer.

Michael Barth served as CFO of the Company and Chief Financial Officer of DSIT beginning December 1, 2005. Until his resignation as CFO of the Company effective May 31, 2018. In August 2009, the Board approved new employment terms for Mr. Barth. According to the new employment terms, Mr. Barth was entitled to a salary of $175,000 per annum effective August 1, 2009. One half of Mr. Barth’s salary was fixed in NIS at the November 1, 2007 exchange rate and linked to the Israel CPI and adjusted semi-annually. The cost of Mr. Barth’s total compensation (excluding bonuses) was shared by an arrangement between Acorn (75%) and DSIT (25%). Mr. Barth’s annual salary following such linkage adjustments at the time of his resignation was approximately $198,000. Each of Acorn and DSIT separately determine any bonus (if any) to be paid to Mr. Barth. In September 2012, DSIT’s board of directors made Mr. Barth eligible to receive an annual bonus equal to 1.5% of DSIT’s annual consolidated net income before tax, to be calculated and paid as soon as practicable following the end of DSIT’s fiscal year beginning with 2012. For 2017 and 2018, Mr. Barth did not receive any bonus from Acorn. For 2018, Mr. Barth did not receive a bonus based on DSIT’s performance. For 2017, Mr. Barth received a bonus of $21,165 based on DSIT’s 2017 performance.

Walter Czarnecki. Mr. Czarnecki has served as President and COO of OmniMetrix since March 2014 and as CEO since March 2015. Until June 1, 2017, Mr. Czarnecki had no employment agreement and was employed on an “at-will” basis. Mr. Czarnecki’s annual salary for 2016 and until June 1, 2017 was $200,000. Mr. Czarnecki and OmniMetrix entered into an Employment Agreement on June 19, 2017. The Employment Agreement has a three-year term and provides for a base annual salary of $220,000 which was increased to $242,000 on June 1, 2018. Upon the achievement by OmniMetrix and Mr. Czarnecki of certain performance goals established annually by the Board of OmniMetrix, Mr. Czarnecki shall be entitled to increases in his annual salary and an annual bonus. If his employment should be terminated without Cause (as defined in the Employment Agreement), Mr. Czarnecki would be eligible for a severance payment equal to six-months’ base salary at the rate in effect at the time of termination, to be paid in equal installments over a six-month period subject to his continuing fulfillment of his ongoing obligations under the Agreement. Mr. Czarnecki did not receive a bonus for 2016 or 2017.

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Outstanding Equity Awards at 2018 Fiscal Year End

The following tables set forth all outstanding equity awards made to each of the Named Executive Officers that were outstanding at December 31, 2018.

OPTIONS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Jan H. Loeb	25,000	―	0.20	August 13, 2022
	35,000	—	0.36	January 8, 2024
	35,000	―	0.35	January 1, 2025

Tracy S. Clifford	—	30,000	0.41	June 1, 2025

Michael Barth	25,000	—	7.57	December 13, 2019
	40,000	—	1.68	October 2, 2021

Walter Czarnecki	25,000	—	11.42	May 21, 2019
	10,000	—	7.57	December 13, 2019

WARRANTS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Warrants (#) Exercisable		Number of Securities Underlying Unexercised Warrants (#) Unexercisable	Warrant Exercise Price ($)	Warrant Expiration Date
Jan H. Loeb	35,000	(1)	—	0.13	March 16, 2023

Tracy S. Clifford	―		―	―	―

Michael Barth	—		—	—	—

Walter Czarnecki	—		—	—	—

(1) Warrants held by Leap Tide Capital Management, LLC.

Option and Warrant Exercises

None.

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Non-qualified Deferred Compensation

The following table provides information on the executive non-qualified deferred compensation activity for each of our named executive officers for the year ended December 31, 2018.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings (Losses) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jan H. Loeb	$—	$—		$—		$—	$—

Tracy S. Clifford	―	―		―		―	―

Michael Barth	—	17,471	(1)	4,775	(2)	—	490,855	(3)

Walter Czarnecki	—	—		—		—	—

(1)	Represents a contribution to a manager’s insurance policy for the period through May 31, 2018 (the effective date of Mr. Barth’s resignation). Such contributions were made on substantially the same basis as those made on behalf of other Israeli executives.
(2)	Represents the dollar value by which the aggregate balance of the manager’s insurance policy as of May 31, 2018 (the effective date of Mr. Barth’s resignation) is more than the sum of (i) the balance of the manager’s insurance policy as of December 31, 2017, and (ii) the employer and employee contributions to the manager’s insurance policy during 2018. (Such amounts are estimated –accurate amounts are currently unavailable)
(3)	Represents the estimated aggregate balance of the manager’s insurance policy as of May 31, 2018 (the effective date of Mr. Barth’s resignation) (such amounts are estimated – accurate amounts are currently unavailable). This obligation was fully funded; the Company has no outstanding liability with respect to such amount.

Payments and Benefits Upon Termination or Change in Control

Jan H. Loeb

Under the terms of the consulting agreement with Mr. Loeb, there are no amounts due under any termination scenario.

Tracy S. Clifford

Under the terms of the consulting agreement under which Ms. Clifford serves as our CFO, there are no amounts due under any termination scenario.

Michael Barth

Michael Barth resigned as our Chief Financial Officer effective May 31, 2018. No severance amounts or benefits were paid directly by Acorn in connection with his resignation, as Mr. Barth’s severance arrangements were with our former equity investee DSIT.

Walter Czarnecki

Under the terms of the employment agreement with Mr. Czarnecki, Chief Executive Officer of our OmniMetrix subsidiary, we are obligated to make certain payments to him upon the termination of his employment.

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The following table describes the potential payments and benefits upon termination of employment for Mr. Czarnecki, as if his employment terminated as of December 31, 2018, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$—	$121,000	(1)	$—	$—
Benefits and perquisites:
Perquisites and other personal benefits	—	—		—	—
Total	$—	$121,000		$—	$—

Compensation of Directors

The Board reviews non-employee director compensation on an annual basis. Our compensation policy for non-employee Directors for 2018 was as follows:

Christopher E. Clouser served as non-executive Chairman in 2018 through April 9, 2018, when he was appointed Executive Chairman. Mr. Clouser’s service as Director and Executive Chairman terminated at our Annual Meeting of Stockholders on August 6, 2018. As non-executive Chairman, he received an annual retainer of $35,000, plus an annual grant on January 1 of an option to purchase 25,000 shares of Company Common Stock. The Company also paid $22,200 per annum for an administrative assistant for use in connection with the performance of Mr. Clouser’s duties. Upon his appointment as Executive Chairman, his cash retainer was increased to an annual rate of $71,000. He also received a bonus in May 2018 of $50,000 in recognition of his performance in the sale of the Company’s shares in DSIT Solutions Ltd.

Each non-employee Director (other than the Executive Chairman) receives an annual retainer of $15,000, plus an annual grant on January 1 of an option to purchase 10,000 shares of Company Common Stock.

Upon a non-employee Director’s first election or appointment to the Board, such newly elected/appointed Director will be granted an option to purchase 25,000 shares of Company Common Stock. Each option so granted to a newly elected/appointed Director shall vest for the purchase of one-third of the shares purchasable under such option on each of the three anniversaries following the date of first election or appointment.

All options granted to non-employee Directors shall have an exercise price equal to closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the date of grant, and shall, except as described in the preceding paragraph, vest in four installments quarterly in advance. Once vested, such options shall be exercisable in whole or in part at all times until the earliest of (i) seven years from the date of grant or (ii) 18 months from the date such Director ceases to be a Director, officer, employee of, or consultant to, the Company.

The chair of the Audit Committee receives an additional annual retainer of $10,000; each Audit Committee member other than the chair receives an additional annual retainer of $2,000.

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Each Director may, in his or her discretion, elect by written notice delivered on or before the first day of each calendar year whether to receive, in lieu of some or all of his or her retainer and board fees, that number of shares of Company Common Stock as shall have a value equal to the applicable retainer and board fees, based on the closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the first day of the applicable year. Once made, the election shall be irrevocable for such election year and the shares subject to the election shall vest and be issued one-fourth upon the first day of the election year and one-fourth as of the first day of each of the second through fourth calendar quarters thereafter during the remainder of the election year. A newly-elected or appointed Director may, in his or her discretion, make such an election for the balance of the year in which he or she was elected/appointed by written notice delivered on or before the tenth day after his or her election/appointment to the Board, with the number of shares of Company Common Stock subject to such newly elected/appointed Director’s election to be based on closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the day of such newly elected/appointed Director’s election/appointment. For the 2018 calendar year, Mr. Woolard elected to receive Company Common Stock in lieu of retainer and board fees.

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2018 by each individual (other than Mr. Loeb who was not separately compensated for his Board service) who served as a Director at any time during the fiscal year.

DIRECTOR COMPENSATION IN 2018

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Christopher E. Clouser	91,750	(2)	4,500	—		96,250
Mannie L. Jackson	12,250	(3)	1,800	―		14,050
Edgar S. Woolard Jr.	—		1,800	12,750	(4)	14,550
Samuel M. Zentman	25,000	(5)	1,800	—		26,800
Gary Mohr	6,809	(6)	6,750	―		13,559
Michael F. Osterer(7)	―		6,750	―		6,750

(1)	On January 1, 2018, Mannie L. Jackson, Edgar S. Woolard Jr. and Samuel M. Zentman were each granted 10,000 options to acquire stock in the Company. The options had an exercise price of $0.23 and were to expire on January 1, 2025. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.3% (ii) an expected term of 6.7 years (iii) an assumed volatility of 85% and (iv) no dividends. On January 1, 2018, Christopher E. Clouser was also granted 25,000 options to acquire stock in the Company. The options have an exercise price of $0.23 and expire on January 1, 2025. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.3% (ii) an expected term of 6.7 years (iii) an assumed volatility of 85% and (iv) no dividends. All options awarded to directors in 2018 remained outstanding at fiscal year-end. These options vested in equal increments quarterly. Messers Jackson and Clouser were not re-elected to the board at the annual meeting on August 6, 2018 and Mr. Woolard resigned from the board effective August 6, 2018. All unvested options expired as of that date. As of December 31, 2018, the number of stock options held by each of the above persons was: Christopher E. Clouser, 288,227; Mannie L. Jackson, 211,433; Edgar S. Woolard Jr., 167,687; and Samuel M. Zentman, 130,424. On August 6, 2018, Gary Mohr and Michael Osterer were each elected to the board at the annual meeting and granted 25,000 options to acquire stock in the Company. The options had an exercise price of $0.34 and were to expire on August 6, 2025. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.7% (ii) an expected term of 6.6 years (iii) an assumed volatility of 85% and (iv) no dividends.
(2)	Includes an annual retainer of $35,000 as non-executive Chairman of the Company and $2,000 received for services rendered as a member of the Audit Committee. Upon his appointment as Executive Chairman on April 9, 2018, his cash retainer was increased to an annual rate of $71,000 from $35,000 which was paid through the third quarter of 2018. He also received a bonus in May 2018 of $50,000 in recognition of his performance in the sale of the Company’s shares in DSIT Solutions Ltd.
(3)	Represents the annual retainer of $15,000 as a non-employee director paid quarterly through third quarter 2018 as Mr. Jackson was not re-elected to the board at the annual meeting on August 6, 2018.
(4)	Represents the annual retainer of $15,000 as a non-employee director and $2,000 received for services rendered as a member of the Audit Committee paid quarterly through third quarter 2018. Mr. Woolard resigned from the board at the annual meeting on August 6, 2018. Such amounts were paid with 55,435 shares of Company Common Stock.
(5)	Represents the annual retainer of $15,000 as a non-employee director and $10,000 received for services rendered as Chairman of the Audit Committee.
(6)	Represents the pro-rata portion from August 6, 2018 (his election date to the board) through December 31, 2018 of the annual retainer of $15,000 as a non-employee director and $2,000 received for services rendered as a member of the Audit Committee.
(7)	Mr. Osterer waived his right to receive board fees in 2018.

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PROPOSAL 2

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO SEPTEMBER 25, 2020, AT A RATIO BETWEEN ONE-FOR-TEN AND ONE-FOR-TWENTY, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS

Article FOURTH of our Certificate of Incorporation currently authorizes the issuance of up to 42 million shares of our common stock, par value $0.01 per share (no shares of preferred stock are authorized). As of August 8, 2019, a total of 39,591,339 shares of common stock were issued and outstanding.

The Board of Directors has approved, subject to stockholder approval, an amendment to Article FOURTH of the Certificate of Incorporation to effect a reverse stock split of our common stock any time prior to the first anniversary of its approval by the stockholders at a ratio to be selected by our Board of Directors between one-for-ten and one-for-twenty, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex A to this proxy statement).

At last year’s annual meeting, our stockholders approved a similar proposal that authorized the Board of Directors to implement a reverse stock split, at its discretion, at any time prior to the first anniversary of the date of the annual meeting. To date, our Board of Directors has not deemed the implementation of a reverse split to be beneficial to our Company and our stockholders, and, as a result, has not exercised the authority to effect a reverse split granted at last year’s annual meeting. That authority expired on August 6, 2019.

If the current Reverse Split proposal is approved by a majority of our stockholders, the Board will have the discretion to determine, as it deems to be in the best interest of our stockholders, the specific ratio to be used within the range described above and the timing of the reverse stock split, which must occur at any time prior to the first anniversary of its approval by the stockholders. The Board may also, in its discretion, determine not to effect the reverse stock split if it concludes, subsequent to obtaining stockholder approval, that such action is not in the best interests of our Company and our stockholders. Our Board of Directors believes that the availability of a range of reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the reverse split following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;

●	the anticipated impact of the reverse split on our ability to raise additional financing; and

●	prevailing general market and economic conditions.

If our Board determines that effecting the reverse stock split is in our best interest, the reverse stock split will become effective upon filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment will set forth the number of shares to be combined into one share of our common stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder holds immediately prior to the reverse split.

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Effective Date

If the proposed amendment to the Certificate of Incorporation to give effect to the reverse stock split is approved at the Annual Meeting and the Board of Directors determines to effect the reverse stock split, the reverse stock split will become effective on the effective date of the certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, which we would expect to be the date of filing. We refer to this time and date as the “Effective Date.” As set forth below with respect to fractional shares, each issued share of common stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of common stock based on the exchange ratio within the approved range determined by the Board of Directors.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split is advisable because the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risks of the Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price. The Board of Directors expects that a reverse stock split of our common stock will increase the market price of our common stock. However, we cannot predict the effect of a reverse stock split upon the market price of our common stock with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied.

It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the stock split. Further, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

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The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. Additionally, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances that could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Impact of the Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will automatically apply to all shares of our common stock and all outstanding rights to acquire shares of our common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power.

If this Reverse Split proposal is approved, the number of authorized shares of our common stock will not be reduced proportionately upon implementation of the reverse stock split, meaning the reverse stock split will increase the Board’s ability to issue authorized and unissued shares of common stock without further stockholder action. There are no existing plans, arrangements or understandings relating to the issuance of any of the additional authorized but unissued shares of common stock that would be available as a result of the approval of this Reverse Split proposal.

Based on the number of shares, options and warrants outstanding as of the Record Date, the principal effect of a reverse stock split (at a ratio between one-for-ten and one-for-twenty) would be that:

●	the number of shares of our common stock issued and outstanding would be reduced from 39,591,339 shares to between approximately 1,979,566 shares and 3,959,133 shares;

●	the number of shares of the Company’s common stock issuable upon the exercise of outstanding stock options would be reduced from [___________] to between approximately [___________] shares and [___________] shares (and the respective exercise prices of the options would increase by a factor equal to the inverse of the split ratio);

●	the number of shares of the Company’s common stock issuable upon the exercise of outstanding warrants would be reduced from [___________] to between approximately [___________] shares and [___________] shares (and the respective exercise prices of the warrants would increase by a factor equal to the inverse of the split ratio); and

●	the number of shares of the Company’s common stock that are authorized, but unissued, and can be used for future issuances of common stock as described above would increase from [___________] to between approximately [___________] shares and [___________] shares.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

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Fractional Shares

To avoid the existence of fractional shares of common stock after the reverse stock split, fractional shares that would be created as a result of the reverse stock split will be rounded up to the next whole share, including fractional shares that are less than one half of one share.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, we intend to treat stockholders holding common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer and Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of the common stock. As a result, as of the Effective Date, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Company’s common stock will be restated because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

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This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive a whole share of Common Stock in lieu of a fractional share. Stockholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those stockholders receiving a whole share of Common Stock in lieu of a fractional share (as described below). The holding period for shares of Common Stock after the reverse stock split will include the holding period of shares of Common Stock before the reverse stock split, provided that such shares of Common Stock are held as a capital asset at the effective time of the reverse stock split. The adjusted basis of the shares of Common Stock after the reverse stock split will be the same as the adjusted basis of the shares of Common Stock before the reverse stock split, excluding the basis of any fractional share.

A stockholder who receives a whole share of Common Stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the stockholder was otherwise entitled.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REVERSE SPLIT PROPOSAL TO AUTHORIZE A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO SEPTEMBER 25, 2020, AT A RATIO BETWEEN ONE-FOR-TEN AND ONE-FOR-TWENTY, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS.

PROPOSAL 3

ADJOURNMENT OF THE ANNUAL MEETING

The Annual Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Reverse Split proposal.

With respect to the Reverse Split proposal, approval requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting in person or by proxy. If, at the time of the Annual Meeting, the number of shares of our common stock present or represented and voting in favor of the Reverse Split proposal is insufficient to approve the Reverse Split proposal, we intend to adjourn the Annual Meeting from time to time in order to enable our Board to solicit additional proxies.

In this adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If our stockholders approve this adjournment proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ANY MOTION TO ADJOURN THE ANNUAL MEETING.

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PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Friedman LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2019. Friedman LLP representatives are expected to attend the 2019 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Friedman LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

The Board is asking our stockholders to ratify the selection of Friedman LLP as our independent registered public accounting firm. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Friedman LLP for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Accounting Fees

The following table summarized the fees billed to Acorn for professional services rendered by Friedman LLP for the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees	$87,000	$135,000
Audit-Related Fees	4,800	7,000
Tax Fees	―	―
All Other Fees	―	―
Total	$91,800	$142,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for travel costs and administrative fees associated with our audit.

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Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor. The Audit Committee pre-approved all audit and non-audit services rendered by our principal accountant in 2018 and 2017.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF FRIEDMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to cast an advisory vote on the compensation of our Named Executive Officers disclosed in the “Executive and Director Compensation” section of this Proxy Statement. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition the Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company’s executive compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

We are asking our stockholders to vote FOR, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement under the heading “Executive and Director Compensation”.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

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ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2018, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

August [__], 2019	SHELDON KRAUSE
Wilmington, Delaware	Assistant Secretary

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ANNEX A

The Restated Certificate of Incorporation of the Corporation be amended by changing Article FOURTH so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 42 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

Upon this Certificate of Amendment of Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and converted into [one tenth (1/10)/one twentieth (1/20)] of a share of Common Stock, par value $.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [one tenth (1/10)/one twentieth (1/20)].”